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                                                                     EXHIBIT 3.3

                       DIGITAL ENTERTAINMENT NETWORK, INC.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                   RELATIVE, OPTIONAL AND OTHER SPECIAL RIGHTS
                   OF SERIES C CONVERTIBLE PREFERRED STOCK AND

              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                ------------------------------------------------

                   Pursuant to Sections 141(c) and 151 of the
                General Corporation Law of the State of Delaware

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        Digital Entertainment Network, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation by its Second Restated Certificate of Incorporation, and pursuant to the provisions of Sections 141(c) and 151 of the General Corporation Law of the State of Delaware, the Executive Committee of the Board of Directors of the Corporation, acting at a meeting held on August 19, 1999, pursuant to authority delegated to it by the Board of Directors of the Corporation, duly approved and adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

        WHEREAS, the Board of Directors of the Corporation is authorized within the limitations and restrictions stated in the Second Restated Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and the powers, preferences and relative, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors of the Corporation under the General Corporation Law of the State of Delaware; and

        WHEREAS, the Board of Directors of the Corporation has previously duly authorized the issuance of shares of a new class of preferred stock of the Corporation, to be known as Series C Convertible Preferred Stock and has delegated to the Executive Committee of the Board of Directors of the Corporation the authority to so fix the powers, preferences and relative, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors of the Corporation under the General Corporation Law of the State of Delaware; and


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        WHEREAS, it is the desire of the Executive Committee of the Board of
Directors of the Corporation, pursuant to its authority as aforesaid, to so authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

        NOW, THEREFORE, BE IT RESOLVED that there is hereby created, authorized and provided such number and series of Preferred Stock on the terms and with the provisions herein set forth:

        1. Designation; Number of Shares. The designation of the single series of Preferred Stock authorized by this resolution shall be 300,000 shares of "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). All shares of Series C Preferred Stock shall, with respect to the matters set forth herein, be identical with each other in all respects.

        2. Rank. The Series C Preferred Stock shall, with respect to rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank pari passu with the Series A Convertible Preferred Stock, par value $.01 per share, of the Corporation (the "Series A Preferred Stock"), and the Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), and rank senior to all other classes of stock or other equity securities of the Corporation heretofore or hereafter issued. As used herein, the term "Junior Securities" shall mean the common stock, par value $.01 per share of the Corporation (the "Common Stock") and any other class or series of stock or other equity securities of the Corporation, heretofore or hereafter authorized, ranking junior to the Series C Preferred Stock in respect of rights on liquidation, dissolution and winding up of the affairs of the Corporation.

        3. Voting. Except as may be otherwise provided herein, by law or in the Restated Certificate of Incorporation of the Corporation, the Series C Preferred Stock shall vote together with all other voting classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series C Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of votes afforded to the shares of Common Stock (including fractions of a share) into which such share of Series C Preferred Stock is then convertible on the record date for such action.

        4.      Liquidation.

                (a) Upon the dissolution, liquidation or winding up of the Corporation and prior to the distribution of any assets of the Corporation to the holders of all classes of Junior Securities, the assets remaining after the payment of all debts and liabilities of the Corporation shall be distributed first, to the holders of the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock, to the extent available, in an amount equal to
(i) the "Liquidation Preference" of the Series A Preferred Stock (as defined in the Certificate of Designations creating the Series A Preferred Stock and filed with the Secretary of State of the State of Delaware on December 14, 1998), (ii) the Liquidation Preference of the Series B Preferred Stock (as defined in the Certificate of Designations creating the Series B Preferred Stock and filed with the Secretary of State of the State of Delaware on May 20, 1999 (the "Series B


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Certificate of Designations")), and (iii) $175.00 per share of Series C
Preferred Stock (the "Stated Value"), plus all accumulations of accrued and unpaid dividends as set forth in Section 7 hereof to the date of such dissolution, liquidation or winding up (such amounts applicable to the Series C Preferred Stock, in the aggregate, the "Liquidation Preference"), but if the funds available therefor are insufficient, then to the holders of Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock on a pro rata basis. The Liquidation Preference shall be paid to the holders of Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock before the holders of Junior Securities are entitled to receive any payment or distribution of cash, securities or other property with respect to such shares following the dissolution, liquidation or winding up of the Corporation.

                (b) For the purposes of this Section 4, a voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to one or more other entities, a merger of consolidation of the Corporation with or into another person where such other person is the surviving entity of such merger or consolidation, or the acquisition by any person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of persons of more than 50% of the voting power of the Corporation, shall be deemed to be a liquidation of the Corporation.

                (c) Notwithstanding the foregoing, the amounts to which the holders of Series C Preferred Stock shall be entitled shall be equitably adjusted to take account of any stock splits, stock dividends, recapitalizations, reorganizations or other transactions affecting the number of shares of Series C Preferred Stock outstanding as a class.

        5. Conversion Rights. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                (a) Conversion. The holders of Series C Preferred Stock shall have the right to convert each of such shares at any time into 10 shares of Common Stock of the Corporation (the "Conversion Shares"). In addition, upon the closing of an underwritten initial public offering of the Company's Common Stock that results in the Common Stock being listed on a national securities exchange or the NASDAQ Stock Market with aggregate Gross Proceeds to the Company of not less than $40 million (a "Qualified IPO"), all shares of Series C Preferred Stock shall be automatically converted into the Conversion Shares without the need for any action by the holder thereof. "Gross Proceeds" shall mean the aggregate proceeds from the sale of the Common Stock by the Company in a public offering prior to the deduction of any underwriting discounts or commissions or any fees or expenses incurred in connection with such offering. The number of Conversion Shares into which shares of Series C Preferred Stock may be converted shall be subject to adjustment as set forth in Section 6 in the event certain circumstances occur prior to such conversion. In such event, each share of Series C Preferred Stock shall be converted into the number of shares of Conversion Shares calculated by dividing $175.00 by the then applicable Series C Conversion Price. The Series C Conversion Price shall initially be $17.50. The Series C Conversion Price shall be adjusted as hereinafter provided.


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                (b)     Mechanics of Conversion. Before any holder of Series C
Preferred Stock shall be entitled to receive certificates evidencing Conversion Shares into which shares of Series C Preferred Stock have been converted, such holder shall surrender the certificate or certificates for such Series C Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder wishes to receive certificates evidencing the Conversion Shares and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Conversion Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, a certificate or certificates for the number of shares of Conversion Shares to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Conversion Shares on the date of conversion into such Conversion Shares.

                (c) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Series C Conversion Price pursuant to
Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed on behalf of the Corporation by the Corporation's Chief Financial Officer setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series C Conversion Price for the Series C Preferred Stock at the time in effect, and (iii) the number of shares of Conversion Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

                (d) Notice of Record Date. In the event that the Corporation shall propose at any time prior to conversion of the Series C Preferred Stock:
(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock (other than the Series C Preferred Stock) any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation where the Corporation is not the surviving corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series C Preferred Stock:

                        (i) at least five (5) days' prior written notice of the record date for such dividend, distribution or subscription rights (and specifying the date upon which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to above; and


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                        (ii)    in the case of the matters referred to in (iii)
and (iv) above, at least five (5) days' prior written notice of the date when the same shall take place (and specifying the date, if any, on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                (e) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        6.      Effect on Series C Conversion Price of Certain Events.

                (a) Stock Splits, Recapitalizations, etc. In case at any time prior to conversion into the Conversion Shares of the Series C Preferred Stock of the Corporation shall (i) subdivide its outstanding Common Stock, (ii) combine its outstanding Common Stock into a smaller number of shares, or (iii) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger) any shares, the Series C Conversion Price in effect at the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Series C Preferred Stock surrendered for conversion after such time shall be entitled to receive the aggregate number and kind of shares which, if such Series C Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive upon such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

                (b) Certain Issuances at Prices Less than the Series C Conversion Price. If and whenever on or after the date hereof the Corporation issues or sells, or in accordance with Section 6(d) or (e) is deemed to have issued or sold, any share of Common Stock for a consideration per share less than the Series C Conversion Price in effect immediately prior to such time, then immediately upon such issue or sale or deemed issue or sale, the Series C Conversion Price shall be reduced to the lowest price per share at which any such share of Common Stock has been issued or sold or is deemed to have been issued or sold. If the Corporation shall sell or issue shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, in consideration for property other than cash or its equivalent, then the price per share of Common Stock and fair value of such property shall be determined in good faith by the Board of Directors of the Corporation. Any such adjustment shall be determined and effective on the date of such sale or issuance and not upon exercise or conversion, as the case may be, of such rights, options, warrants, or convertible or exchangeable securities.


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                (c)     Certain Exceptions. Notwithstanding anything to the
contrary in this Section 6, there shall be no adjustment to the Series C Conversion Price hereunder with respect to (i)(A) the granting of stock options, restricted stock and other equity-based incentive compensation issued to employees, officers, directors, consultants, service providers or vendors of the Corporation or its subsidiaries or the exercise thereof, or (B) Common Stock issued or deemed issued in conjunction with a merger or acquisition or in transactions with respect to advertising sales or distribution, licensing or production of programming, in an aggregate amount not to exceed 2,500,000 shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations); provided, however, that such Common Stock is issued for a purchase price, and the price per share of Common Stock payable upon exercise of such options, warrants and other securities convertible into or exchangeable for shares of Common Stock, is not less than the fair market value per share of Common Stock on the date of issuance, as determined in good faith by the Board of Directors of the Corporation, (ii) shares of Common Stock issued upon conversion of the Series A Preferred Stock or the Series B Preferred Stock, and (iii) shares of Common Stock issued upon the exercise or conversion of any options, warrants and other securities convertible into or exchangeable for shares of Common Stock which options, warrants and other securities are outstanding as of the date hereof (all such issuances, "Excluded Issuances"). There shall be no adjustment to the Series C Conversion Price with respect to the issuance of 5,000 shares of Common Stock to Randal Kleiser, pursuant to that certain agreement, dated as of January 25, 1999, between the Corporation and Mr. Kleiser (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations stock dividends and recapitalizations).

                (d) Issuance of Rights or Options. If the Corporation in any manner grants or sells any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities (as hereinafter defined) (collectively, "Options") and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than the Series C Conversion Price in effect immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this subsection (d), the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

                (e) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any stock or securities directly or indirectly convertible into or exchangeable for Common Stock (each, a "Convertible Security" and, collectively, "Convertible Securities") and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then such share of Common Stock shall be deemed to be outstanding and


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to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Series C Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Series C Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Series C Conversion Price shall be made by reason of such issue or sale.

                (f) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Series C Conversion Price in effect at the time of such change shall be adjusted immediately to the Series C Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

                (g) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series C Conversion Price then in effect hereunder shall be adjusted immediately to the Series C Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                (h) De Minimus Changes. Notwithstanding anything to the contrary in this Section 6, no adjustment to the Series C Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such Series C Conversion Price; provided, however, that any adjustment which by reason of this subparagraph (h) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (h) shall be made to the nearest cent or the nearest 1/100 of a share, as the case may be.

        7. Dividends. If any dividends or other distributions are declared and paid on shares of any class or series of Junior Securities, the holders of Series C Preferred Stock shall be entitled to receive in respect of each share of Series C Preferred Stock such dividends or other distributions out of funds legally available therefor when, as and if approved by the Board of Directors in the same amount and manner as they would have been entitled to receive if the shares of Series C Preferred Stock held of record by such holder were converted into Conversion Shares on the record date for such dividend or other distributions.


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        8.      Information Rights. The Corporation shall deliver to each holder of the Series C Preferred Stock (i) monthly unaudited financial statements within 30 days after the end of each month, (ii) an annual financial plan for the Corporation not more than 90 days nor less than 60 days prior to the beginning of each fiscal year, and (iii) annual audited financial statements within 90 days of the end of each financial year, provided that the Corporation shall be entitled to notice and a reasonable time to cure any default in such obligations.

        9. Effect of Acquisition of Preferred Stock by Corporation. All shares of Series C Preferred Stock acquired by the Corporation by reason of purchase or otherwise shall be canceled and cease to be outstanding and shall have the status of authorized but unissued shares of undesignated preferred stock and may be redesignated and reissued as part of any series of Preferred Stock.

        10. Consents. So long as any shares of Series C Preferred Stock shall be outstanding, the approval of the holders of at least a majority of the shares of Series C Preferred Stock at the time outstanding, voting as a single class, shall be required for (i) the authorization of any shares of any class or series of stock of the Corporation having any preference or priority over the Series C Preferred Stock upon liquidation, dissolution or winding up of the Corporation, (ii) the reclassification of any shares of stock of the Corporation into shares of Series C Preferred Stock, and (iii) the amendment, alteration or repeal of this Certificate to alter or change the preferences, privileges, rights or powers of the Series B Preferred Stock so as to affect the Series C Preferred Stock adversely; provided, however, that without the approval of each holder of the Series C Preferred Stock affected, such amendment or change may not reduce the Liquidation Preference.

        IN WITNESS WHEREOF, Digital Entertainment Network, Inc. has caused this Certificate to be duly executed in its corporate name as of this 19th day of August, 1999.

                                       DIGITAL ENTERTAINMENT NETWORK, INC.

                                       By: /s/ ALAN L. FRIEL
                                           -------------------------------------
                                           Name:   Alan L. Friel
                                           Title:  General Counsel
                                                   Chief Administrative Officer